UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 15, 2008

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On December 15, 2008, Advanced Micro Devices, Inc. (the “Company”), delivered a notice of termination to Lehman Brothers OTC Derivatives Inc. (“Lehman Derivatives”) of the capped call transaction that the Company entered into with Lehman Derivatives, represented by Lehman Brothers Inc. (“Lehman Brothers”) as its agent, in connection with the issuance by the Company of $2.2 billion aggregate principal amount of 6.00% Convertible Senior Notes due 2015 (the “Notes”) in April 2007. The capped call transaction was intended to reduce the potential common stock dilution to then existing stockholders of the Company upon conversion of the Notes by allowing the Company to receive shares of common stock from the counterparty generally equal to the number of shares of common stock issuable upon conversion of the Notes. The filing by Lehman Brothers of a voluntary Chapter 11 bankruptcy petition in October 2008 constituted an “event of default” under the capped call arrangement, giving the Company the immediate right to terminate the transaction and entitling the Company to claim reimbursement for the loss incurred in terminating and closing out the transaction. The Lehman Brothers bankruptcy proceedings are ongoing and the Company’s ability to reduce the potential dilution upon conversion of the Notes through the capped call transaction has effectively been eliminated. The Company intends to claim reimbursement from Lehman Brothers for the loss of the value of the capped call transaction incurred in the termination and close out of the capped call transaction. As a result of the uncertain recoverability of this counterparty exposure, the Company is unable to predict whether, and to what extent, it may be able to recover for this loss. Moreover, as a result of the termination, the Company likely will be subject to potentially disadvantageous tax consequences, including the use of a material amount of its net operating losses against triggered taxable income.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2008	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant General Counsel and Assistant Secretary